Exhibit 99.1
FOR IMMEDIATE RELEASE — November 17, 2008

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
(201) 967-8290
e-mail: smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. DID NOT PARTICIPATE IN CAPITAL PURCHASE PROGRAM
PARAMUS, N.J., November 17, 2008 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), announced today that it did not participate in the Capital Purchase Program (the “CPP”) that was established as part of the Emergency Economic Stabilization Act of 2008 (“EESA”). President Bush signed EESA into law on October 3, 2008 providing for $700 billion in funding to the U.S. Treasury to establish various programs to stabilize the financial and credit markets. On October 14, 2008, the Treasury, the Board of Governors of the Federal Reserve System (the “FRB”), and the Federal Deposit Insurance Corporation (the “FDIC”) issued a joint statement announcing the programs aimed at stabilizing the financial markets, including the $250 billion voluntary CPP which allows qualifying financial institutions to sell preferred shares to the Treasury.
Ronald E. Hermance Jr., Chairman, President and Chief Executive Officer of Hudson City Bancorp, Inc. commented, “EESA was enacted to stabilize the financial and credit markets by creating programs aimed at rebuilding consumer confidence and incenting financial institutions to begin lending again. It is our sincere hope that EESA will have the intended effects on our markets and the economy. Hudson City’s business model has always been to provide first mortgage loans on residential properties to qualified borrowers who have equity in the property. We have never offered sub-prime mortgages, negative amortization loans, payment option loans or other risky mortgage products. We do not sell any of our loan production to the secondary market. We keep all of our loans in portfolio. As a result, we have not been seriously affected by conditions in the marketplace. While we are not immune from economic conditions, our strong underwriting policies, as evidenced by our average loan-to-value (“LTV”) ratio of 61% at time of origination, have protected us from significant levels of loan losses.”
Mr. Hermance continued, “Our loan production is at record levels. We accepted more mortgage applications during the first nine months of 2008 than we did in all of 2007, which itself was a record year for us. For the first nine months of 2008, we originated $4.01 billion of mortgage loans as compared to $2.65 billion for the comparable period in 2007. In addition, we purchased $2.55 billion of loans through September 30, 2008 as compared to $3.06 billion for the same period in 2007. We believe our strong liquidity position and capital levels will allow us to continue to fund loan production. We grew our deposits by $2.14 billion during the first nine months of 2008 and in October 2008, we set a new Hudson City record with $508.0 million of deposit growth. As customers look for a safe haven from the turbulent markets, we have been able to attract them to our deposit products. In addition, we look forward to our tenth consecutive year of record earnings in 2008. This record will remain intact for 2008 since we surpassed our earnings for all of 2007 - our most recent record year — in the first nine months of 2008. We are a well-capitalized thrift institution with an equity to assets ratio of 9.2% and a total risk based capital ratio of 21.9% at September 30, 2008.”
Mr. Hermance further commented, “We believe that we can continue to grow and originate loans using our current business model. If we participated in the CPP, we would have been eligible for approximately $200 million to $600 million of capital. We currently have $4.8 billion of capital. The amount of capital we would have been eligible for in the CPP would not significantly enhance our ability to execute our business model. In addition, under the terms of the CPP, we would need the FDIC’s approval prior to raising our dividend or continuing our repurchase program. We raised our dividend for the fourth consecutive quarter in October 2008 and we currently have 54,973,550 shares that are available for repurchase under our existing stock repurchase program. We believe that it was in the best interest of our shareholders to not participate in the CPP since the equity interests we would have issued would be dilutive to our current shareholders. In addition, the yet-to-be determined and ever changing regulatory environment related to CPP participants could have unintended consequences for Hudson City. Most importantly, we believe that we can continue to serve our mortgage and deposit customers as we always have.”
Hudson City Bancorp, Inc., among the top twenty banks in the United States by market capitalization, is recognized as The Most Efficient Bank in the country. This enables Hudson City to deliver significant values to customers in the form of higher deposit yields, competitive mortgage rates, and lower fees. Hudson City, the largest bank headquartered in New Jersey, also serves customers throughout the surrounding metropolitan area with branches located in Westchester, Fairfield, Putnam, and Rockland counties, as well as in Long Island, Staten Island, and the New Jersey suburbs of Philadelphia. Deposit accounts at Hudson City are FDIC insured to the maximum allowed by law.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.